SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☒   Preliminary Consent Revocation Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Consent Revocation Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to Sec. 240.14a-12

AMERICAN REPUBLIC REALTY FUND I
(Name of Registrant as Specified in Its Charter)

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This document contains preliminary consent revocation material and, in accordance with United States securities laws, does not include a consent revocation card. Once our consent revocation material becomes definitive, you will receive another copy of this material.

PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED OCTOBER 6, 2006

AMERICAN REPUBLIC REALTY FUND I

2800 N. Dallas Parkway, Suite 100
Plano, Texas 75093

CONSENT REVOCATION STATEMENT
OF AMERICAN REPUBLIC REALTY FUND I
IN OPPOSITION TO THE SOLICIATATION OF CONSENTS
BY EVEREST MANAGEMENT, LLC AND EVEREST PROPERTIES II, LLC

This Consent Revocation Statement and the enclosed GREEN consent revocation card (the "Consent Revocation Card") are furnished by the general partner of American Republic Realty Fund I, a Wisconsin limited partnership (the "Partnership"), to the limited partners of the Partnership (the "Limited Partners") in opposition to the solicitation of written consents by Everest Management, LLC, a California limited liability company, and Everest Properties II, LLC, a California limited liability company (collectively, "Everest").

Everest is attempting to remove, we believe without cause, Robert J. Werra (the "General Partner") as the general partner of the Partnership and to elect Millenium Management, LLC, a California limited liability company which is 99%-owned by Everest ("Millenium"), as a replacement general partner (the "Everest proposal").

The General Partner opposes the solicitation by Everest and urges you NOT TO SIGN OR RETURN any YELLOW consent card or any other forms that may be sent to you by Everest. Please DISCARD any YELLOW consent card sent to you by Everest.

Your prompt action is important. The General Partner urges you to carefully read and consider the information in this document and to sign, date and return today the enclosed GREEN Consent Revocation Card in the enclosed postage prepaid envelope. In order to be sure that you are revoking a prior consent, you must either date, sign and mark the "REVOKE CONSENT" box on the GREEN Consent Revocation Card, or date and sign the GREEN Consent Revocation Card without marking any boxes. If you have previously signed and returned Everest's YELLOW card, you have every right to change your mind and revoke your consent. Whether or not you have signed the YELLOW consent card, we urge you to mark the "REVOKE CONSENT" box on the enclosed GREEN Consent Revocation Card and sign, date and mail the card in the postage-paid envelope provided. Although submitting a Consent Revocation Card will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of Partnership units you own, your consent revocation is important. Please act today.

IMPORTANT NOTE: If your Partnership units are held in the name of a brokerage firm, bank or other institution, only that institution can execute a consent revocation for your Partnership units, and only upon receipt of your specific instructions. Accordingly, you should sign, date and return the enclosed GREEN Consent Revocation Card in the envelope provided or contact the person responsible for your account and give instructions for the GREEN Consent Revocation Card to be signed representing your units.

For assistance or further information, please call 972-836-8000 or toll free 800-966-2787.

This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to Limited Partners on or about , 2006.

QUESTIONS AND ANSWERS ABOUT THE EVEREST SOLICITATION MATERIALS

Q: What is Everest asking me to vote upon?

A: Everest has sent you solicitation materials in which it seeks your consent (1) to remove, we believe without cause, your General Partner, and (2) to continue the Partnership and elect Millenium, which is 99%-owned by Everest, as a replacement general partner. As explained in this document, we do not believe that these actions are in your best interests. Accordingly, we are asking you to withhold your consent from Everest and, if you have already given your consent, to revoke your consent.

Q: Who is Everest?

A: Everest Management, LLC and Everest Properties II, LLC collectively own approximately 31% of the Partnership units. Everest Properties owns 99% of Millenium and is the manager of Everest Management.

Q: Who is making this Consent Revocation Statement?

A: This Consent Revocation Statement is sent to you by the General Partner on behalf of the Partnership.

Q: If I have already delivered a consent, is it too late for me to change my mind?

A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Partnership in accordance with Wisconsin law and the Partnership's Limited Partnership Agreement (the "Limited Partnership Agreement"), the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GREEN Consent Revocation Card, as described in this document.

Q: What is the effect of delivering a Consent Revocation Card?

A: By marking the "Revoke Consent" box on the enclosed GREEN Consent Revocation Card and signing, dating and mailing the GREEN Consent Revocation Card in the enclosed pre-addressed, postage-paid envelope, you will revoke any earlier dated consent that you may have delivered to Everest. Even if you have not submitted a YELLOW consent card to Everest, we urge you to submit a GREEN Consent Revocation Card to the Partnership as described in this document. Although submitting a GREEN Consent Revocation Card will not have any legal effect if you have not previously submitted a YELLOW consent card, it will help us keep track of the progress of the consent process.

Q: What should I do if I want to keep the current General Partner?

A: If you have already returned a YELLOW consent card to Everest, you must immediately revoke your consent by completing the enclosed GREEN Consent Revocation Card and mailing it in the pre-addressed, postage-paid envelope provided. If you have access to a fax machine, please also fax your GREEN Consent Revocation Card to 972-836-8033, Attention: Christy Cowling. You do not need to do anything if you are absolutely certain that you have not already voted--however, we recommend that you return a GREEN Consent Revocation Card just to be sure.

Q: What happens if I do nothing?

A: If you do not send in the YELLOW consent Everest sent you and you do not return the enclosed GREEN Consent Revocation Card, you will be effectively voting against Everest's proposal.

Q: What happens if Everest's proposal passes?

A: If unrevoked consents representing a majority of our outstanding Partnership units entitled to vote are delivered to us by Everest, then your General Partner would be replaced with Millenium, a company 99%-owned by Everest. Your General Partner believes that this would be inefficient for the Partnership and not in the best interest of the Limited Partners for the reasons stated in this document.

Q: What is the General Partner's position on the Everest proposal?

A: Your General Partner has determined that the Everest proposal is not in the best interests of the Limited Partners and that you should reject the Everest proposal. Our reasoning is set forth below in the section entitled "Reasons for Opposing Everest's Consent Solicitation."

Q: What does the General Partner recommend?

A: We strongly believe that the solicitation being undertaken by Everest is not in the best interests of the Limited Partners. We oppose the solicitation by Everest and urge the Limited Partners to reject the solicitation and revoke any consent previously submitted.

Q: Who is entitled to Consent, withhold Consent or revoke a previously given Consent on Everest's proposals?

A: Only Limited Partners of record holding Partnership units on the record date are entitled to consent, withhold consent or revoke a previously given consent on the Everest proposal. The record date has been set as , 2006.

Q: If I submit a GREEN Consent Revocation Card revoking my consent, can I subsequently revoke that Consent Revocation?

A: If you change your mind after submitting a Consent Revocation on the enclosed GREEN Consent Revocation Card, you can submit a later dated consent to Everest thereafter so long as the consent is submitted during the solicitation period. Delivery of a later dated consent to Everest would have the effect of revoking the earlier dated Consent Revocation delivered to the Partnership.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this document, we are asking you to please complete, sign and date the enclosed GREEN Consent Revocation Card as soon as possible so that your interests are protected. Even though you do not need to do anything unless you have already voted, we ask you to promptly complete, sign and date GREEN Consent Revocation Card and then mail it in the enclosed postage-paid envelope so that your interests are represented. If you have access to a fax machine, please fax your GREEN Consent Revocation Card to 972-836-8033, Attention: Christy Cowling.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you have any questions about these materials or need assistance in voting your GREEN Consent Revocation Card, you should call 972-836-8000 or toll free 800-966-2787.

REASONS FOR OPPOSING EVEREST'S CONSENT SOLICITATION

The General Partner opposes the Everest proposal and urges you, in what the General Partner believes to be your best interests, NOT TO SIGN OR RETURN any YELLOW consent card or any other forms sent to you from Everest.

We believe that replacing the General Partner now will be inefficient for the Partnership. We are very familiar with the properties owned by the Partnership and are in a better position than a new general partner to realize optimum value from the properties. A new general partner would have to spend time and effort to become knowledgeable about the properties. It makes little sense to change general partners at this point in the Partnership's operations.

In an attempt to obtain the consent of the Limited Partners, we believe that Everest has misrepresented some information they have sent to you and has failed to tell you the entire story. You should consider the following information.

Although failing to provide any details or its intentions, Everest asserts that as the general partner it would be more likely to liquidate the Partnership when in the best interests of the Limited Partners. This is patently untrue. We have considered selling properties in the past year and on October 5, 2006, we sent a letter to the Limited Partners informing you of the Partnership's progress in selling the Partnership's Forestwood property located in Texas at what we believe is a very attractive price. We anticipate that the sale will be completed by early 2007. As we noted in that letter, it would have been unwise to sell any of our properties at an earlier time because of a large prepayment penalty that would be charged by the lender holding mortgages on the properties. This loan prepayment penalty for any sale of the properties will terminate in February 2007. In 2007, we will consider the sale of the Four Winds property located in Florida.

Descending further into elusiveness, Everest states that it would improve the properties for sale to the extent warranted. We have carefully managed our properties and made prudent improvements for many years, as the Partnership's results have shown. The General Partner has made expenditures on capital improvements of the properties that have averaged over $100,000 per year.

Everest states that the General Partner is charging excessive management fees. In 2005, we received a total of $128,000 in management fees. As management companies are mostly local, if we were to engage an independent property management company as Everest recommends, we probably would have to hire two companies and administer both of them. This would increase overhead costs and reduce the economies of scale we currently enjoy. In addition, as payroll and administrative expenses, as well as many other costs, are passed through to the Partnership and allocated to the properties in addition to the management fees, these additional costs incurred to administer an independent property company would more than offset any reduction in the management fee otherwise payable to the General Partner. In fact our total payroll costs allocated to properties in 2005 was $842 per property unit, which we believe is at least $150 per unit less than the cost that would be charged by a typical management company. For the 417 units owned, we estimate that the Partnership saved at least $62,500.

Everest indicates that it might pursue claims against the General Partner for what it believes may have been overcharges to the Partnership by the General Partner for management and administrative fees. The General Partner has not charged the Partnership any amount that is not permitted under the Limited Partnership Agreement, as agreed to by the Limited Partners at the inception of the Partnership. In fact as we point out throughout this discussion, the General Partner has managed the Partnership efficiently and in the interests of the Limited Partners.

Everest suggests that we will charge up to a 10% commission on property acquisitions, a fee that they would waive. This is nonsense. The Partnership is in the process of selling its existing properties to distribute the available proceeds to its Partners. There will not be any property acquisitions. Everest also suggests that we will obtain an excessive commission of 3% of the sales price for the sales of the Partnership's properties. We are in the process of arranging the sale of one of the two remaining properties for which if it closes no real estate commission will be payable. We are negotiating the sale at what we believe to be a top price without payment of any real estate commission to a real estate broker or the General Partner. After the completion of this sale, during 2007 we will consider the sale of the final property. In the usual circumstance, we would list the property with a real estate broker at the customary 3% commission. To the extent that the General Partner is entitled to retain 1.5% of the commission from the real estate broker, we believe that under the Limited Partnership Agreement the Limited Partners must first receive their original investment plus a 6% cumulative return before the General Partner would be entitled to receive any part of that fee. We have not estimated whether a fee would be earned by the General Partner on the sale of that property.

Everest asserts that the Partnership's operating costs are too high, but does not support its claim to indicate how costs could be reduced. Univesco, Inc., the management company contracted by the General Partner to manage the Partnership's properties ("Univesco"), is a large property management company whose principals have been in business since 1974. Univesco has substantial experience and provides significant economies of scale to properties it manages, including the Partnership's properties. Based on this experience, it is difficult to identify a source of Everest's purported cost savings, which Everest makes only in general and vague claims. Aside from the dubious assertion of Everest that it could provide greater efficiency in managing the Partnership, Everest states that a $50,000 annual savings in management fees could increase the value of the Partnership's properties by over $600,000 and that a $150,000 annual reduction in administrative costs could increase the value of the Partnership by an additional $1,875,000. This is ludicrous. We believe that selling the Partnership's properties and distributing the available cash to the Partners is in the best interests of the Partners, and anticipate selling one of the properties in the near future. The sales price of the properties constitutes the value of the Partnership to the Partners. The amount of management fees and administrative costs of the Partnership will have no bearing on the sales price that the Partnership will receive for the sale of its properties.

Everest suggests that because the General Partner also owns 83% of Univesco, which manages the Partnership's properties, the General Partner is not obtaining reasonably priced services for the Partnership. As explained in the previous paragraph, we believe that the Partnership is being efficiently managed. Everest also claims that because Millenium is an affiliate of Everest, who is the Limited Partner owning the most Partnership units, Millenium will be more likely to act in the best interests of the Limited Partners. Our history as the General Partner demonstrates that this is simply not true. Everest failed to tell you that during the early life of the Partnership, we advanced from our own account more than $3,000,000 into the Partnership's properties, most of which was not required by the Limited Partnership Agreement. The General Partner had no assurance at the time that it would be able to subsequently recover those advanced funds. Without these advances by the General Partner, the Partnership's properties would have been forced into foreclosure in the early 1990s, resulting in the loss of the Limited Partners' investments in the Partnership. Additionally, in 1992, the General Partner, on its own initiative and without obligation from the Limited Partnership Agreement, personally guaranteed 100% of the loans made to the Partnership by third-party lenders in order for the Partnership to secure necessary financing for its properties. This is hardly the behavior of a conflicted General Partner who is indifferent to the interests of the Limited Partners. In contrast, many similar real estate funds that lacked this level of commitment by their general partners were forced into foreclosure and bankruptcy more than a decade ago, resulting in substantial tax and economic losses to their limited partners.

For these reasons, we believe that Everest does not represent your best interests. We believe that the Limited Partners are best served if the Partnership's current General Partner continues to manage the Partnership.

The General Partner urges you not to sign the YELLOW consent card sent to you by Everest.

Even if you previously signed and returned Everest's YELLOW consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided. Your prompt action is important. Please return the GREEN Consent Revocation Card today.

BACKGROUND

In July 2004, Everest Properties II, LLC ("Everest Properties") commenced a tender offer to purchase 1,100 of the Partnership's outstanding units. When the tender offer expired in August of 2004, 472 Partnership units were validly tendered and accepted for payment by Everest Properties.

In June 2005, Everest Properties commenced a second tender offer to purchase 1,500 of the Partnership's outstanding units. Everest Properties subsequently amended its tender offer to increase the number of units sought by Everest Properties to all Partnership units outstanding. Upon the expiration of this tender offer, Everest Properties acquired 535.5 Partnership units, bringing its total interest in the Partnership to 1,007.5 Partnership units or approximately 9.2%.

In May 2006, Everest Management, LLC commenced a tender offer to acquire all Partnership units not already held by Everest, and it acquired 76 Partnership units. According to Offers to Purchase filed with the SEC by Everest Properties and Everest Management LLC in connection with the abovementioned tender offers, they were seeking to acquire Partnership units for investment purposes.

In February 2006, representatives of Everest contacted the General Partner to inquire whether it would be willing to sell its interest in the Partnership or, alternatively, whether the General Partner would be willing to purchase Everest's interest in the Partnership. The General Partner indicated that it was not interested in selling its interest but might be interested in purchasing Everest's interest. Representatives of Everest and the General Partner also exchanged letter correspondence during this time concerning the potential sale of the Partnership's two remaining properties and the property management fees paid by the Partnership to the General Partner. The General Partner explained its strategy regarding the appropriate time to sell the properties, taking into account the pre-payment penalties that would be incurred as a result of any sale prior to February 2007, and also explained the basis for charging management fees. Also in February 2006, the General Partner held two telephone conversations with representatives of Everest where the parties discussed the financial information regarding the Partnership's two properties and the possible sale of each of their interests in the Partnership to the other.

On September 26, 2006, approximately four months after Everest Management, LLC claimed it was seeking to acquire Partnership units for investment purposes, Everest filed a preliminary consent solicitation statement with the Securities and Exchange Commission in which it seeks to remove the current General Partner and replace it with Millenium. On September 27 and 29, 2006, representatives of Everest and the General Partner had telephone conversations in which the General Partner informed Everest that the General Partner was contemplating the sale of the Forestwood property and inquired whether Everest was interested in purchasing any of the Partnership's properties. Everest indicated that it was not so interested. On October 5, 2006, a representative of Everest telephoned the General Partner regarding an offer to purchase the General Partner's entire interest in the Partnership, to which the General Partner declined any interest.

GENERAL INFORMATION ABOUT SOLICITATION OF CONSENT REVOCATIONS

Limited Partner Approval Required

Section XII.1 of the Limited Partnership Agreement provides that the vote of limited partners owning a majority of the units of the Partnership entitled to vote may remove the general partner (a "Majority Vote"). Section XII.2 provides that the Limited Partners owning a majority of the units in the Partnership may elect to continue the Partnership and elect a new general partner if an event of dissolution occurs by the removal of the general partner. The Partnership currently has 11,000 Partnership units outstanding, each of which is entitled to one vote per unit. Partnership units held by the General Partner cannot be voted in the current solicitation. Therefore, the number of Partnership units considered outstanding for voting purposes will be decreased accordingly. Abstentions and broker non-votes on the Everest proposal will have the same effect as a vote against the Proposal. Under the terms of the Partnership Agreement, you must be a Limited Partner to vote. The election of Millenium as the general partner is conditioned upon Everest's obtaining a Majority Vote to remove the General Partner. Accordingly, if Everest does not obtain a Majority Vote to remove the General Partner and replace it with Millenium, there will be no change in our General Partner and we will continue to operate in accordance with the terms of the Limited Partnership Agreement.

Neither the Limited Partnership Agreement, the Certificate of Limited Partnership of the Partnership, nor Wisconsin law prohibits Limited Partner action by written consent.

Dissenter's Rights of Appraisal

Neither the Limited Partnership Agreement nor Wisconsin law provides Limited Partners' with dissenters' rights of appraisal in connection with the Everest proposal.

Record Date

Neither the Limited Partnership Agreement nor Wisconsin law conclusively establishes the manner for setting the record date for determining Limited Partners entitled to consent to Partnership action in writing without a meeting. Everest's Consent Solicitation Statement, however, contemplates that there will be a Record Date. If this is the case, only Limited Partners record as of , 2006 are eligible to execute, revoke or withhold consents relating to Everest's proposals.

Effect of the GREEN Consent Revocation Card

A Limited Partner may revoke any previously signed consent to the Everest proposal by signing, dating and returning a GREEN Consent Revocation Card included with this Consent Revocation Statement. If no direction is made on the Consent Revocation Card, or if a Limited Partner marks the "revoke consent" box on the Consent Revocation Card, all previously executed consents on the Everest proposal will be revoked. A consent may also be revoked by delivery of a written consent revocation to the Partnership or Everest. Limited Partners are urged, however, to deliver all consent revocations to the Partnership. The Partnership requests that if a consent revocation is instead delivered to Everest, a copy of the revocation also be sent to the Partnership, c/o Christy Cowling at the address set forth on the first page of this document, so that the Partnership will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to Everest a subsequently dated YELLOW consent card sent to you by Everest, or by delivery of a written revocation of such consent revocation to the Partnership or Everest.

If your units are held in the name of a brokerage firm, bank or other institution, you should contact the person responsible for your account and give instructions for the GREEN Consent Revocation Card representing your units to be marked, dated, signed and mailed. Only that institution can execute a GREEN Consent Revocation Card for your units held in the name of that institution and only upon receipt of specific instructions from you. The Partnership urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Partnership c/o Christy Cowling at the address set forth on the first page of this document so that the Partnership will be aware of all instructions given and can attempt to ensure that those instructions are followed.

You have the right to revoke any consent you may have previously given to Everest. To do so, you need only sign, date and return in the enclosed postage-paid envelope the GREEN Consent Revocation Card which accompanies this Consent Revocation Statement. If you do not indicate a specific vote on the GREEN Consent Revocation Card regarding to the Everest proposal, the Consent Revocation Card will be used in accordance with the recommendation of the General Partner to revoke any consent to the Everest proposal.

If you have any questions about how to complete or submit your GREEN Consent Revocation Card or any other questions, please call 972-836-8000 or toll-free 800-966-2787.

INFORMATION ABOUT THE PARTNERSHIP

General Information

The Partnership is a limited partnership formed under the laws of the State of Wisconsin on December 22, 1982. The Partnership was organized to acquire a diversified portfolio of income-producing real properties, primarily apartments, as well as office buildings and other similar properties. The Partnership offered Partnership units for sale in a public offering between May 2, 1983 and April 17, 1984. Currently, the Partnership has 11,000 Partnership units outstanding held by 625 registered holders.

General Partner

Robert J. Werra is the General Partner of the Partnership. Univesco, Inc., a Texas corporation 83%-owned by the General Partner, manages the affairs of the Partnership. Although Univesco acts as the managing agent for the Partnership's properties, the General Partner has the ultimate authority to conduct the business of the Partnership and make property management decisions. If the Limited Partners approve the Everest proposal by a Majority Vote, then the General Partner will be removed from being the general partner of the Partnership and will no longer be entitled to receive management fees from the Partnership or to receive any fees payable to the general partner upon sale of Partnership assets to the extent those fees have not then been earned by the General Partner.

If the General Partner is removed, the General Partner's contribution to capital will be held by him as Partnership units as though held by a Limited Partner and the General Partner will be entitled to receive from the Partnership the then present value of its subordinated liquidation rights (described below), as agreed with the replacement general partner or, if they cannot agree, as determined by arbitration. The amount due to the General Partner must be paid by a promissory note to the General Partner bearing interest, payable annually, at a national bank's prime rate of interest, and with principal payable in the amount and at the time of the general partner's allocation of distributions of the proceeds from any sale or refinancing of a Partnership property, net of debt retirement and transaction expenses ("net proceeds"). The subordinated liquidation rights of the General Partner consist of (A ) determining the amount of the then value of the Partnership's assets minus the amount of all debts, liabilities and any other amounts payable before distributions to partners in a liquidation of the Partnership, and (B) out of such amount, subtracting the capital contributions of the Limited Partners and the 6% cumulative preferred annual return due to the Limited Partners on their adjusted capital contributions (i.e. capital contributions reduced by the amount of distributions to the Limited Partners of net proceeds from the sale or refinancing of a Partnership property that exceed the amount of their cumulative 6% cumulative preferred annual return) and (C) then allocating to the General Partner 15% of the remaining amount, if any. The foregoing description of the payment rights of the General Partner upon removal and the description below of the distribution provisions are brief summaries of, and are qualified by reference to, the more detailed provisions contained in the Limited Partnership Agreement.

Distributions

The Partnership makes two types of distributions: (1) distributions of net operating cash flow of the Partnership and (2) distributions of the net proceeds from the sale or refinancing of Partnership properties.

Net operating cash flow is distributed (A) to the Limited Partners in the amount of the cumulative 6% preferred annual return due to the Limited Partners on their adjusted capital contributions (i.e. capital contributions reduced by the amount of distributions to the Limited Partners of net proceeds from the sale or refinancing of a Partnership property that exceed the amount of their cumulative 6% preferred annual return) and to the General Partner in an amount equal to 1/9 of the amount distributed to the Limited Partners and (B) any remaining amount 90% to the Limited Partners and 10% to the General Partner.

Net proceeds are distributed (A) first to the Limited Partners in the amount of their capital contributions, (B) second, to the Limited Partners in the amount of their 6% cumulative preferred annual return due on their adjusted capital contributions and (C) any remaining amount 85% to the Limited Partners and 15% to the General Partner.

Distributions to the Limited Partners were made in 2002 of $25 per Partnership unit and in 2001 of $50 per Partnership unit. The General Partner is in the process of arranging the sale of the Forestwood property in Texas that is anticipated to be completed by early 2007. If the sale of the property closes, distributions of approximately $300 per Partnership unit would be made to the Limited Partners in connection with that sale.

PARTNERSHIP UNITS OUTSTANDING

The following table provides information as to the beneficial ownership of Partnership units by the General Partner and each other person who, to the Partnership's knowledge, beneficially owns 5% or more of the Partnership units.
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percent of Class
Robert J. Werra 2800 N. Dallas Parkway Suite 100 Plano, Texas 75093	691	6.3%
Everest Management, LLC 199 S. Los Robles Avenue Suite 200 Pasadena, California 91101	2,376	21.6%
Everest Properties II, LLC 199 S. Los Robles Avenue Suite 200 Pasadena, California 91101	1,029	9.4%
Equity Resources 44 Brattle Street, 4th Floor Cambridge, Massachusetts 92138	617.5	5.6%

Other than Robert J. Werra, no directors or officers of Univesco beneficially own any Partnership units.

SOLICITATION OF CONSENT REVOCATIONS

Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of Consent Revocations may be made by the General Partner or by the officers of Univesco, the Partnership's management company. Such persons will receive no additional compensation for soliciting consent revocations.

Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of Partnership units. The Partnership will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses to send solicitation material to the beneficial owners. The cost of the solicitation of revocations of consent will be borne by the Partnership. The Partnership estimates that total expenditures relating to the Partnership's revocation solicitation (other than salaries, wages and/or fees of the General Partner and/or any officer or employee of Univesco) will be approximately $75,000, of which no amount has been paid to date.

ADDITIONAL INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information may be inspected and copied (at prescribed rates) at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 and are also available to the public at the SEC's website at http://www.sec.gov. Upon your request we will send you a copy at no charge of the Limited Partnership Agreement or any document, without exhibits, that we have filed with the SEC.

PARTICIPANTS IN THE SOLICITATION

The SEC's rules require the Partnership to make available to Limited Partners certain additional information relating to persons and entities that may be deemed to be "participants" in this solicitation. Under applicable regulations, Robert J. Werra, who is the General Partner, and John R. Werra and David Bower, who are executive officers of Univesco, may each be deemed to be a participant in this solicitation of consent revocations. Robert J. Werra, John R. Werra and David Bower are also referred to below as "Participants."

The principal occupation or employment of Robert J. Werra is serving as the General Partner of the Partnership and as the Chief Executive Officer of Univesco, the principal business of which is providing property management services to the Partnership and other real estate partnerships. The principal occupation or employment of John R. Werra is serving as the President of Univesco, and the principal occupation or employment of David Bower is serving as the Vice President of Univesco. The business address of each of these persons and Univesco is 2800 N. Dallas Parkway, Suite 100, Plano, Texas 75093.

The number of Partnership units owned, of record or beneficially, by the General Partner is set forth above under "Partnership Units Outstanding." Neither John R. Werra, David Bower nor any associates of the Participants own of record or beneficially, directly or indirectly, any Partnership units. None of the Participants has purchased or sold any Partnership units during the past two years. No Participant has been convicted of a crime in the past 10 years, other than minor traffic violations or other similar offenses. Except as set forth herein, no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person relating to any of the Partnership's units, including joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Except as otherwise disclosed herein, no Participant or any associate of any Participant (i) has any arrangement or understanding with any person relating to any future employment by the Partnership or its affiliates, (ii) has any arrangement or understanding with any person relating to any future transactions to which the Partnership or any of its affiliates will or may be a party or (iii) had during the last fiscal year any direct or indirect material interest relating to any, or has any such interest relating to any currently proposed, transaction or series or similar transactions in which the amount involved exceeds $60,000 and to which the Partnership or any of its subsidiaries was or is to be a party.

____________, 2006

IMPORTANT

Your General Partner urges you to take the following actions to ensure your vote against the Everest proposal.

1. If your Partnership units are registered in your name, please sign, date and mail the enclosed GREEN Consent Revocation Card to the Partnership c/o Christy Cowling in the postage-paid envelope provided.

2. If you have previously signed and returned a YELLOW consent card to Everest, you have every right to change your vote. Only your latest dated card will count. You may revoke any YELLOW consent card already sent to Everest by signing, dating and mailing the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided.

3. If your Partnership units are held in the name of a brokerage firm, bank or other institution, only it can sign a GREEN Consent Revocation Card for your Partnership units and only after receiving your specific instructions. Accordingly, please sign, date and mail any instructions you receive from your brokerage firm, bank or other institution to revoke any previous consent to the Everest Proposal. To ensure that your Partnership units are voted, you should also contact the person responsible for your account and give instructions for a Consent Revocation to be issued representing your Partnership units. You should not execute or return any instructions you receive to consent to the Everest proposal.

4. After signing the enclosed GREEN Consent Revocation Card, do not sign or return the YELLOW consent card. Do not even use Everest's YELLOW consent card to indicate your opposition to the Everest Proposal.

If you have any questions regarding the above or giving your revocation of consent or otherwise require assistance, please call 972-836-8000 or toll free 800-966-2787.

[Preliminary Copy -- Subject to Completion]

American Republic Realty Fund I

Form of Consent Revocation Card

Solicited on behalf of American Republic Realty Fund I in opposition to the solicitation by Everest Management, LLC and Everest Properties II, LLC.

The undersigned, a limited partner of AMERICAN REPUBLIC REALTY FUND I (the "Partnership"), acting with respect to all of the limited partnership interests held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to the following proposal.

The General Partner of the Partnership Recommends that you choose "REVOKE CONSENT" for the item below.

1. Removal of the General Partner and election of Millenium as the replacement general partner.

[    ] Revoke Consent [    ] Do Not Revoke Consent [    ] ABSTAIN

This Consent Revocation Card will be voted in accordance with the undersigned Limited Partner's specifications hereon. In the absence of such specifications, this Consent Revocation Card will be deemed to revoke all previously executed consents on the Everest proposal set forth in the Consent Revocation Statement.

Please sign, date and mail this Consent Revocation Card today in the enclosed pre-addressed, postage-paid return envelope. If you have access to a fax machine, please fax your GREEN CARD to 972-836-8033, attention: Christy Cowling.

Please sign your name below exactly as it appears on the Partnership's records. If your Partnership units are held jointly, each Limited Partner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by general partner.

Dated: ____________________, 2006

          (You must fill in the date)                               __________________________________________
                                                                                       Signature

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                                                                                        Title

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                                                                                        Signature (if held jointly)

Please sign, date and return this Consent Revocation Card promptly. If you have any questions or need assistance, please call 972-836-8000 or toll free 800-966-2787.